Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	Net income increased by $188, or 13.7%, to $1.6 million for the first six months of the 2015 fiscal year from the same period last year
•	Total assets increased by an annualized 8.2% during the six months ended December 31, 2014
•	Non-performing loans declined to 0.48% of total loans at December 31, 2014 from 0.87% at June 30, 2014

Minerva, Ohio— January 27, 2015 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $808 thousand for the second fiscal quarter of 2015, an increase of $53 thousand, or 7.0%, from the same period last year and an increase of $52 thousand, or 6.9%, from the previous quarter of September 30, 2014. Earnings per share for the second fiscal quarter of 2015 were $0.30 compared to $0.28 for the same period last year.

For the six months ended December 31, 2014, net income was $1.6 million compared to $1.4 million for the same period last year. Fiscal year-to-date net income per share was $0.57 compared to $0.52 for the same period last year. Return on average assets and return on average equity for the six months ended December 31, 2014 were 0.80% and 7.59%, respectively, compared to 0.76% and 7.36%, respectively, for the same period last year.

Assets at December 31, 2014 totaled $398.3 million, an increase of $15.9 million, or an annualized 8.2%, from June 30, 2014. Available-for-sale and held-to-maturity securities increased by $6.6 million, loans increased by $3.3 million and deposits increased by $10.7 million.

Ralph J. Lober, President and Chief Executive Officer, stated, “The increase in earnings from the previous quarter and the same quarter last year reflects balance sheet growth and improvement in noninterest income, particularly in mortgage sales. While our existing markets and infrastructure have allowed for this growth, we expect new investments in mortgages and in commercial business development to positively impact earning assets and earnings in subsequent quarters. Investments in mortgage services will provide increased secondary market mortgage volume and the recently announced Loan Production Office in Stow, Ohio will provide a base for expanded business development efforts in Summit and Portage counties.”

Net interest income for the second fiscal quarter of 2015 increased by $183 thousand from the same period last year, with interest income increasing by $174 thousand and interest expense decreasing by $9 thousand. The net interest margin was 3.79% for the current quarter ended December 31, 2014 and for the previous quarter ended September 30, 2014 and 3.85% for the same period last year. The Corporation’s yield on average interest-earning assets was 4.05% for the three months ended December 31, 2014, a decline from 4.14% for the same period last year. The Corporation’s cost of funds decreased to 0.35% for the three months ended December 31, 2014 from 0.39% for the same period last year.

Other income increased by $56 thousand, or 7.6%, to $793 thousand for the second quarter of fiscal year 2015 compared with $737 thousand for the same period last year. This was primarily the result of an increase of $53 thousand from the gain on sale of securities and a $33 thousand increase from the gain on sale of mortgage loans.

Other expenses increased $137 thousand, or 4.7%, for the second fiscal quarter of 2015 from the same period last year. The increase in other expenses is primarily the result of higher salary and benefit expenses and occupancy expenses.

Non-performing loans were $1.1 million at December 31, 2014, compared with $2.0 million at June 30, 2014 and $1.1 million at September 30, 2014. Non-performing loans decreased from June 30, 2014 as a result of receiving proceeds from the sale of a portion of the collateral securing a commercial real estate credit. As a result of the decrease in non-performing loans, the allowance for loan losses as a percentage of non-performing loans increased to 221.5% at December 31, 2014 compared with 103.2% at December 31, 2013. The allowance for loan losses as a percent of total loans at December 31, 2014 was 1.07% and annualized net charge-offs to total loans were 0.07% for the six month period ended December 31, 2014 compared with a net charge-off ratio of 0.16% for the same period last year.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twelve full service locations and a loan production office in Stark, Summit, Carroll and Columbiana counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; an extended period in which market levels of interest rates remain at historical low levels which could reduce, or put pressure on our ability to maintain, anticipated or actual margins; the nature, extent, and timing of government and regulatory actions; credit risks of lending activities, competitive pressures on product pricing and services and changes in technology.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Period Ended		Six Month Period Ended
Consolidated Statements of Income	Dec. 31, 2014	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2013
Total interest income	$3,585	$3,411	$7,118	$6,699
Total interest expense	237	246	482	501
Net interest income	3,348	3,165	6,636	6,198
Provision for loan losses	57	35	124	168
Other income	793	737	1,584	1,432
Other expenses	3,061	2,924	6,133	5,773
Income before income taxes	1,023	943	1,963	1,689
Income tax expense	215	188	399	313
Net income	$808	$755	$1,564	$1,376
Basic and diluted earnings per share	$0.30	$0.28	$0.57	$0.52

Consolidated Statements of Financial Condition	December 31, 2014	June 30, 2014	December 31, 2013
Assets
Cash and cash equivalents	$12,030	$11,125	$9,107
Certificates of deposit in other financial institutions	5,456	2,703	1,728
Securities, available-for-sale	132,342	126,393	116,534
Securities, held-to-maturity	3,690	3,000	3,000
Federal bank and other restricted stocks, at cost	1,396	1,396	1,186
Loans held for sale	398	559	—
Total loans	228,301	224,966	219,814
Less: allowance for loan losses	2,452	2,405	2,487
Net loans	225,849	222,561	217,327
Other assets	17,186	14,740	15,297
Total assets	$398,347	$382,477	$364,179
Liabilities and Shareholders’ Equity
Deposits	$324,638	$313,897	$299,592
Other interest-bearing liabilities	29,203	25,785	24,287
Other liabilities	3,185	2,592	2,414
Total liabilities	357,026	342,274	326,293
Shareholders’ equity	41,321	40,203	37,886
Total liabilities and shareholders’ equity	$398,347	$382,477	$364,179

	At or For the Six Month Period Ended
Performance Ratios:	December 31, 2014	December 31, 2013
Return on Average Assets (Annualized)	0.80%	0.76%
Return on Average Equity (Annualized)	7.59	7.36
Average Equity to Average Assets	10.50	10.33
Net Interest Margin (Fully Tax Equivalent)	3.79	3.82

Market Data:
Book Value to Common Share	$15.13	$13.91
Dividends Paid per Common Share (YTD)	0.24	0.24
Period End Common Shares	2,731,612	2,724,278

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	0.07%	0.16%
Non-performing Assets to Total Assets	0.29	0.86
ALLL to Total Loans	1.07	1.13